Exhibit 99.1

Media	Investor Relations
Ron Dunsky	Louis Petrucelly
SVP Marketing and Communications	Chief Financial Officer
(203) 989-9197	(203) 622-4086
rondunsky@passur.com	lpetrucelly@passur.com

FOR IMMEDIATE RELEASE

TIM CAMPBELL BECOMES PASSUR'S CHIEF OPERATING OFFICER WITH THE OBJECTIVE OF ENSURING PASSUR'S UNIQUE SOLUTION DELIVERY PLATFORM DELIVERS VALUE TO AVIATION CUSTOMERS NOW AND IN THE FUTURE

Stamford, CT, October 24, 2017 — PASSUR Aerospace, Inc. (OTC: PSSR), a business intelligence, predictive analytics, and big data company, serving the airlines and the aviation industry, announced that Tim Campbell has become Chief Operating Officer, a new position. Tim will lead the design, development, and delivery of PASSUR's Integrated Suite of Solutions. His role also includes responsibility for operations of PASSUR's program and technology infrastructure. Tim joined PASSUR in August 2017 as Executive Vice President of Innovation and Customer Advocacy.

"I'm both honored and excited to assume this important new role at PASSUR," said Tim Campbell.  "It is a natural extension of my current role of promoting innovation and advocating for our extensive network of current and future customers. My immediate focus will be helping our team ensure we are internally positioned to delight our customers with solutions that solve some of their biggest operational problems. Our technology and solution delivery practices must meet or exceed our customer's expectations," commented Tim on his new position.

"Tim's becoming Chief Operating Officer is another important step in expanding PASSUR's role in providing the preeminent air traffic management solutions tools for the industry," said Jim Barry, PASSUR President and CEO. "Tim's experience in leading Air Operations and the related technologies at one of the largest airlines in the world, coupled with his deep understanding of PASSUR and our customers, make him the perfect choice for this important new role. As Chief Operating Officer, Tim's leadership will be essential as we, in the partnership with GE announced in June of this year, continue to create the next generation of aviation intelligence solutions which address the biggest operational challenges and system-wide capacity constraints in the air traffic system, while improving overall airline and airport reliability, service, and cash flow. Tim will be PASSUR's chief customer advocate, using PASSUR capabilities, to bring fast and dynamic change to satisfy customer needs."

Before joining PASSUR, Tim was most recently Senior Vice President, Air Operations for American Airlines Group. Tim led the effort to combine American's Integrated Operations Control (IOC) and US Airways Operations Control Center (OCC). The integration work also included flight and inflight teams, crew resources, operations planning and performance engineering functions.  Over his 30 years in the aviation industry, Tim has acquired a diverse set of skills and experience, both in the airline and aerospace manufacturing spaces. Before joining American, he was Founder and President of Mountain Vista Consulting, LLC. Prior to founding the company, Tim was president of Compass Airlines, a wholly-owned regional airline for Northwest Airlines and later Delta Air Lines.

About PASSUR® Aerospace, Inc.
PASSUR Aerospace (OTC: PSSR) is a leading business intelligence company, providing predictive analytics and decision support technology for the aviation industry primarily to improve the operational performance and cash flow of airlines and the airports where they operate. PASSUR Aerospace's information solutions are used by the five largest North American airlines, more than 60 airport customers, (including the top 30 North American airports), hundreds of business aviation customers, and the U.S. government. PASSUR owns and operates the largest commercial passive radar network in the world that provides aircraft position updates every 1 to 4.6 seconds, powering a proprietary database that is accessible in real-time and delivers timely and accurate information and solutions via PASSUR's industry leading algorithms and business logic included in its products. Visit PASSUR Aerospace's website at www.passur.com for updated products, solutions, and news. PASSUR, Airwayz, NextGen2 and NextGen3 are trademarks or registered trademarks of PASSUR Aerospace, Inc. in the U.S. All other companies and product names of those companies contained herein may be trademarks of their respective holders.